                                                                      EXHIBIT 11

               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                           THREE MONTHS ENDED               NINE MONTHS ENDED
                                              DECEMBER 31,                     DECEMBER 31,
                                      ----------------------------     ----------------------------
                                         1996             1995            1996             1995
                                      -----------     ------------     -----------     ------------
NET LOSS............................  $(1,537,857)    $(13,440,503)    $(1,615,137)    $(15,801,449)
                                      ===========     ============     ===========     ============
PRIMARY SHARES OUTSTANDING:
  Common Shares.....................   27,241,164       22,123,179      25,925,843       21,240,435
  Performance shares held in
     escrow.........................   (4,000,000)      (4,000,000)     (4,000,000)      (4,000,000)
                                      -----------     ------------     -----------     ------------
          Total.....................   23,241,164       18,123,179      21,925,843       17,240,435
                                      ===========     ============     ===========     ============
PRIMARY NET LOSS PER SHARE..........  $     (0.07)    $      (0.74)    $     (0.07)    $      (0.92)
                                      ===========     ============     ===========     ============
FULLY DILUTED NET LOSS PER SHARE(1)
NET LOSS............................  $(1,537,857)    $(13,440,503)    $(1,615,137)    $(15,801,449)
                                      ===========     ============     ===========     ============
FULLY DILUTED SHARES OUTSTANDING:
  Common Shares.....................   27,241,164       22,123,179      25,925,843       21,240,435
  Convertible Debt..................    9,640,000                        9,640,000
  Common stock equivalents
     (including stock options and
     warrants)......................                       689,596         140,649          809,783
                                      -----------     ------------     -----------     ------------
          Total.....................   36,881,164       22,812,775      35,706,492       22,050,218
                                      ===========     ============     ===========     ============
FULLY DILUTED NET LOSS PER SHARE....  $     (0.04)    $      (0.59)    $     (0.05)    $      (0.72)
                                      ===========     ============     ===========     ============

---------------
(1) Fully Diluted Net Loss Per Common Share has been presented in accordance with Regulation S-K Item 601(b)(11) even though the amount of fully diluted loss per share is not required to be presented in the statement of operations under the provisions of APB Opinion No. 15 because of the anti-dilutive effects of including common stock equivalents.

                                       26